Exhibit 99.1

KALA BIO Announces Reverse Stock Split

Common Stock Will Begin Trading on Split-Adjusted Basis on May 11, 2026

Arlington, MA, May 7, 2026 (GLOBE NEWSWIRE) — KALA BIO, Inc. (NASDAQ: KALA) (“KALA BIO” or the “Company”), today announced that it intends to effect a reverse stock split of its common stock, par value $0.001 per share (the “common stock”) at a ratio of 1 post-split share for every 50 pre-split shares. The reverse stock split will become effective at 4:05 p.m. on Friday, May 8, 2026. The Company’s common stock will continue to be traded on the Nasdaq Capital Market under the symbol KALA and will begin trading on a split-adjusted basis when the market opens on Monday, May 11, 2026. The new CUSIP number for the common stock following the reverse stock split is 483119301.

At a special meeting of stockholders, as adjourned and held on January 30, 2026, the Company’s stockholders granted the Company’s Board of Directors the discretion to effect a reverse stock split of the Company’s common stock through an amendment to its Restated Certificate of Incorporation, as amended, at a ratio of not less than 1-for-2 and not more than 1-for-100, with such ratio to be determined by the Company’s Board of Directors.

At the effective time of the reverse stock split, every fifty (50) shares of the Company’s issued and outstanding common stock will be converted automatically into one issued and outstanding share of common stock without any change in the par value per share. Stockholders holding shares through a brokerage account will have their shares automatically adjusted to reflect the 1-for-50 reverse stock split. It is not necessary for stockholders holding shares of the Company’s common stock in certificated form to exchange their existing stock certificates for new stock certificates of the Company in connection with the reverse stock split, although stockholders may do so if they wish.

The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the reverse stock split would result in a stockholder owning a fractional share. No fractional shares will be issued. Stockholders that would hold fractional shares as a result of the Reverse Stock Split are entitled to receive a cash payment in lieu of said fractional shares based on the closing price on the Nasdaq Capital Market on May 7, 2026. The reverse stock split will reduce the number of shares of the Company’s common stock outstanding from 929,491,578 shares to approximately 18,589,832 shares. Proportional adjustments will be made to the number of shares of the Company’s common stock issuable upon exercise or conversion of the Company’s equity awards, warrants and other convertible securities, as well as the applicable exercise or conversion price thereof. Stockholders with shares in brokerage accounts should direct any questions concerning the reverse stock split to their broker; all other stockholders may direct questions to the Company’s transfer agent, Equiniti Trust Company, LLC, at (929) 469-2386.

ABOUT KALA BIO (NASDAQ: KALA)

KALA BIO, Inc. is a clinical-stage biopharmaceutical company building a dedicated, on-premises AI infrastructure platform for the biotechnology industry. The Company’s dual strategy combines a proprietary biologics pipeline—including its mesenchymal stem cell secretome (MSC-S) platform and FDA Orphan Drug- and Fast Track-designated product candidates—with a scalable AI platform-as-a-service business designed to deploy secure, purpose-built AI solutions directly within biotech and pharmaceutical client environments.

Through its exclusive worldwide license for the Researgency AI research platform from Younet, Kala intends to serve as the dedicated AI infrastructure partner for the biotechnology industry, enabling organizations of all sizes to unlock the value of their proprietary biological data without surrendering control. Kala is advancing an agentic transformation strategy for biomedical organizations through Researgency.ai, a platform designed to enable scalable, governed deployment of AI agents across research, documentation, and operational workflows. The Company’s focus on enterprise security, real-time performance, and seamless integration positions it at the forefront of innovation in the life sciences AI sector.

Kala believes the future of biomedical innovation is in agentic systems. For more information, visit www.kalarx.com and www.Researgency.ai

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified; consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with: the effect that the reverse stock split may have on the price of the Company’s common stock; the Company’s ability to maintain its listing on the Nasdaq Capital Market; risks that AI technologies may not produce expected results in drug discovery or development; risks related to the development, deployment, and performance of the Researgency platform; risks that the Company may not successfully attract or retain external platform clients; risks that the platform-as-a-service business model may not generate anticipated revenues; risks that the Company’s product candidates may not be successfully developed or commercialized; risks related to the Company’s limited cash resources and ability to continue as a going concern; risks that the third-party information contained herein was not accurate at the time it was published and/or does not accurately predict the future; risks related to the Company’s ability to raise future capital and the possibility that market conditions may limit the Company’s ability to raise capital on favorable terms; risks related to the Company’s ability to regain compliance with Nasdaq listing requirements; competition from larger, better-resourced companies including major technology and pharmaceutical companies; dependence on key personnel and third-party technology providers; the accuracy of third-party market forecasts and projections cited herein; risks that the Company may elect not to expand or continue its deployment of the Researgency platform beyond the initial term; risks that Younet may not perform its obligations under the Agreement; and other risks detailed in the "Risk Factors" section of the Company’s Annual Report on Form 10-K as they may be revised in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and other filings with the Securities and Exchange Commission. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at: http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events, or otherwise, except as required by law.

Contact:

Avi Minkowitz

Chief Executive Officer,

KALA BIO, Inc.

am@kalarx.com
www.kalarx.com | www.Researgency.ai